EXHIBIT INDEX

(d)(2) Amendment to Investment Management Services Agreement between Registrant on behalf of AXP Variable Portfolio - Cash Management Fund and American Express Financial Corporation, dated June 3, 2002.

(d)(7) Amendment to Administrative Services Agreement between Registrant on behalf of AXP Variable Portfolio - Cash Management Fund and American Express Financial Corporation, dated June 3, 2002.